Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-269456, 333-283699, 333-276720 and 333-276721 on Form S-3, and 333-271338 on Form S-8 of Bridger Aerospace Group Holdings, Inc. of our report dated March 14, 2025 relating to the financial statements, appearing in this Annual Report on Form 10-K.

/s/ Crowe LLP

Atlanta, Georgia
March 14, 2025